Exhibit 12
                                                                  ----------

                      CONSOLIDATED RAIL CORPORATION
                      -----------------------------
         COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
         ------------------------------------------------------

                             ($ In Millions)

                                              Quarters Ended        Six Months Ended
                                                 June 30,              June 30,
                                              --------------       -----------------
                                              1997      1996       1997        1996
                                              ----      ----       ----        ----
Earnings
--------
  Pre-tax income                              $(250)      $34      $(154)      $ 81
    Add:
     Interest expense                            42        44          84        88
      Rental expense interest factor             11        13          27        28
    Less equity in undistributed
     losses of 20%-50% owned companies           (7)       (3)        (12)       (7)
                                               ----      ----        ----      ----
Earnings available for fixed charges (loss)   $(204)      $88      $  (55)     $190
                                              ====        ===        ====      ====

Fixed charges
-------------
  Interest expense                               42        44          84        88
  Rental expense interest factor                 11        13          27        28
                                               ----      ----        ----      ----
Fixed charges                                 $  53       $57      $  111      $116
                                               ====       ===        ====      ====

Ratio of earnings to fixed charges               -       1.54x         -       1.64x




For purposes of computing the ratio of earning to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with any interest capitalized and a portion of rent under long-term operating leases representative of an interest factor. After the merger-related costs recognized during the second quarter of 1997, earnings available for fixed charges were inadequate by $257 million and $166 million in the quarter and six months ended June 30, 1997, respectively.


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